Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES FULL YEAR 2016 RESULTS

Full year net sales and billings meet revised 2016 guidance

BOSTON – Feb. 23, 2017 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the fourth quarter and full year ended Dec. 31, 2016.

Full Year 2016 Financial Highlights:

•	Net sales for the full year were $1,373 million, a 3% decrease compared with $1,416 million in 2015.

•	2016 billings were $1,410 million, an 8% decrease compared with $1,541 million in 2015.

•	Net loss increased to $285 million in 2016, compared to $134 million in the year prior.

•	Adjusted EBITDA was $183 million for the full year 2016, down $52 million or 22% lower, compared with $235 million for the same period in 2015.

•	Pre-publication or content development costs for 2016 were $124 million.

•	Net cash provided by operating activities for the year ended Dec. 31, 2016 was $144 million as compared with $348 million for the same period in 2015. For the full year ended Dec. 31, 2016, free cash flow was a usage of $86 million compared to a positive free cash flow of $162 million in 2015.

•	In 2016, the Company repurchased 2.9 million shares under its share repurchase program.

•	HMH’s share of the addressable domestic K-12 market for 2016 was 39%, slightly lower than the 40% market share in 2015, or 42% on a pro forma basis including the EdTech business for all of 2015.

“While we met our revised financial guidance and performed well in several key adoptions in 2016, we also faced challenges, including a smaller-than-expected adoption market and share, which put pressure on our overall performance,” said Gordon Crovitz, HMH’s Interim Chief Executive Officer and member of the Board of Directors. “As we look to 2017, we look forward to welcoming newly-announced President and CEO Jack Lynch, who will lead the Company in taking necessary steps to restore growth in our core business and improve our financial performance.”

Joe Abbott, Chief Financial Officer of HMH added, “We view 2017 as an investment and transition year for HMH. We are utilizing our capital to enhance our competitive position in major adoption markets by making investments in our core curriculum products ahead of major selling opportunities in 2018, 2019 and beyond. We are also focused on improving our operating efficiency and right-sizing our cost structure. We are confident that these initiatives will put the Company on a path to sustainable, long-term growth and free cash flow generation through our industry’s funding cycle, including high points and trough years.”

2017 Outlook:

HMH expects 2017 net sales to be in a range of $1.325 to $1.405 billion and billings to be in the range of $1.375 to $1.455 billion. Content development spend for 2017 is expected to be in the range of $140 to $160 million, with total capital expenditure including non-plate capital expenditures in the range of $190 to $220 million.

Assumptions underlying this guidance include a flat to slightly higher HMH addressable market of approximately $2.7 billion and market share consistent with 2016 of approximately 39%.

In addition, based on the foregoing HMH would expect its adjusted EBITDA margin to be flat to slightly below the 2016 level and free cash flow to be negative at the midpoint of the billings guidance range, with the potential to break even at the top end of that range. HMH is unable to present a quantitative reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures of net income/loss margin and net cash provided by operating activities, respectively, because management cannot reliably predict all of the necessary components of such GAAP measures on a forward looking basis.

Historically, management has excluded/included the following items from adjusted EBITDA (a component of adjusted EBITDA margin), and such items may also be excluded/included in future periods and could be significant in amount: interest expense, tax benefit/expense, depreciation and amortization expense; non-cash charges related to stock compensation, asset impairments and unrealized gains and losses for derivative instruments; fees, expenses or charges related to the acquisition of other businesses, including purchase accounting adjustments, integration costs and transaction costs; fees, expenses or charges related to securities offerings and debt refinancings; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements or awards; and non-routine charges or gains. Our inability to present a quantitative reconciliation of adjusted EBITDA, and consequently adjusted EBITDA margin, to net income/loss and net income/loss margin, respectively, on a forward-looking basis also prevents us from being able to present a quantitative reconciliation of free cash flow to net cash provided by operating activities on a forward-looking basis.

2016 Business Highlights:

Education Segment: In 2016, HMH launched two new core curriculum programs: HMH Science Dimensions, the first K-12 program created specifically to meet the new Next Generation Science Standards (NGSS); and HMH Social Studies, a comprehensive 6-12 program built from the ground up to incorporate interactive learning tools, digital content and cross-functionality across devices. HMH’s next generation Reading and Math programs are currently under development. These recently launched and next generation programs reinforce the strength of HMH’s best-in-class content and are expected to position the company well for the large adoption opportunities taking place in the years to come.

Despite a weaker than anticipated performance in the California English Language Arts adoption in 2016, HMH saw strong performance in other adoptions, including Florida, Oregon and California Math, as well as Florida, Georgia and Louisiana Literature.

As projected last quarter, HMH’s share of the addressable domestic K-12 market for 2016 was 39%, slightly lower than the 40% market share in 2015, or 42% on a pro forma basis including the EdTech business for all of 2015.

Adjacent Markets: HMH remains committed to investing in strategic adjacencies that complement and align with the Company’s core education business.

The Company continues to realize synergies from the acquisition of the EdTech business, and experienced low single-digit growth from this business in 2016, in line with what was projected last quarter.

HMH’s professional services business continued to gain traction in 2016, with an increase in the percentage of services within our core product sales, setting the stage for continued growth in 2017.

HMH’s Heinemann business delivered its 11th consecutive year of sales growth in 2016, which included a 12% increase in school sales, with several strong new products driving continued results.

HMH continues to expand its Curious World subscription service with engaging new content, including a recently announced partnership with The Fred Rogers Company—the award-winning producers of the children’s classic Mister Rogers’ Neighborhood and many of the award-winning series on PBS Kids today.

Trade Publishing Segment: HMH’s Trade Publishing segment experienced solid results in 2016, driven by steady performance in key verticals such as lifestyle, which is a fast-growing focus for HMH. Highlights include The Whole30 by Melissa Hartwig, which has been on the best-seller list for more than 52 weeks, as well as Tim Ferriss’ Tools of Titans which debuted at #1 on the New York Times bestseller list following its publication in December, making it the first podcast-based book to do so. Within HMH Books for Young Readers, beloved brands such as Little Blue Truck continue to be popular.

Corporate Highlights: HMH is taking steps to improve its operational efficiency and right-size its cost structure, including a thorough review and evaluation of the Company’s current operating model and organizational design in order to ensure an efficient and effective structure. These steps will include strategic cost cutting to simplify the business and help enable the Company to reinvest for future growth. HMH is working with the Boston Consulting Group to advise the Company as it undertakes this project.

Full Year 2016 Financial Results:

Net Sales and Billings: HMH reported net sales of $1,373 million for the full year 2016, down 3% or $43 million compared with $1,416 million in 2015. Full year billings were $1,410 million, an 8% decrease compared with $1,541 million in 2015.

Education segment net sales for the year ended Dec. 31, 2016 decreased $44 million to $1,207 million and Trade Publishing net sales increased to $166 million.

The overall net sales decrease was primarily driven by a decline in the Company’s legacy basal and supplemental education business of $108 million, which was due to a smaller new adoption market in 2016 versus 2015, coupled with a lower market share. Partially offsetting this decrease was a $49 million incremental contribution from the EdTech business which was acquired in May 2015. Further, there was an $18 million increase in net sales of our Heinemann business, as well as an $11 million increase in net sales of the international business due primarily to Department of Defense sales.

Cost of Sales: Overall cost of sales decreased $22 million in 2016 to $802 million, compared to $824 million in 2015. Cost of sales, excluding publishing rights and pre-publication amortization, decreased $12 million in 2016 to $611 million from $623 million in 2015, primarily due to a $19 million decrease attributed to lower volume, offset with a $7 million increase from a product mix carrying higher costs, as well as higher technology costs to support digital products. Cost of sales as a percent of net sales, excluding publishing rights and pre-publication amortization, increased to 44.5% from 44.0% in 2015.

Selling and Administrative Costs: Selling and administrative costs for the full year 2016 increased 2.7% or $19 million from $681 million in 2015 to $700 million in 2016, primarily due to higher fixed and discretionary expenses attributed to the full year effect of the EdTech business, coupled with higher lease cost due to the expiration of leases which had favorable rates.

Operating Loss: Operating loss for the full year was $311 million, compared to a loss of $116 million in 2015. The unfavorable change of $195 million was primarily the result of our strategic decision to emphasize our world-leading HMH brand over legacy brands such as Holt McDougal and various supplemental brands resulting in a $139 million non-cash impairment charge. Additionally, the decline in net sales and an increase in selling and administrative costs contributed to the year over year change.

Net Loss: Net loss for the full year was $285 million, an unfavorable change of $151 million from a net loss of $134 million in 2015, primarily due to the same factors that contributed to the operating loss. Additionally, interest expense for the full year increased $7 million, or 21%, to $39 million from $32 million for the same period in 2015, substantially due to the increase to our term loan from $243 million to $800 million in May 2015. These factors were partially offset by a $46 million favorable change in our tax provision attributed to a change from indefinite-lived intangibles to definite-lived.

Adjusted EBITDA: Adjusted EBITDA for the full year 2016 was $183 million, down $52 million or 22% from $235 million in 2015, primarily due to lower net sales from HMH’s legacy basal and supplemental education business, higher selling and administrative expenses, partially offset by lower cost of sales, excluding publishing rights and pre-publication amortization.

Pre-Publication Costs: Content development, or pre-publication expenditures, increased 19% or $20 million to $124 million for the full year 2016, primarily due to development costs related to new programs in anticipation of large upcoming adoption opportunities in the years ahead.

Cash Flow: Net cash provided by operating activities was $144 million in 2016, a $204 million decrease from the $348 million provided by operating activities in 2015. The decrease in cash provided by operating activities from 2015 to 2016 was primarily driven by less profitable operations, net of non-cash items, of $136 million, attributed largely to lower sales and higher selling and administrative expenses, along with unfavorable net changes in operating assets and liabilities of $68 million. Free cash flow, defined as net cash from operating activities minus capital expenditures, for the year ended Dec. 31, 2016, was a usage of $86 million compared with free cash flow of $162 million for the same period in 2015. The change in free cash flow is primarily due to less profitable operations, largely attributed to lower sales and higher selling and administrative expenses, along with unfavorable net changes in operating assets and liabilities, and an increase in capital expenditures related to pre-publication costs and property, plant and equipment.

As of Dec. 31, 2016, HMH had cash, cash equivalents and short-term investments of $307 million compared to $432 million at year-end 2015.

Fourth Quarter 2016 Financial Results:

Net Sales and Billings: HMH reported net sales of $242 million for the fourth quarter of 2016, down 19% or $56 million compared to $298 million in the same quarter of 2015. The net sales decrease was primarily driven by a decline in the Company’s legacy basal and supplemental education business net sales. Education and Trade Publishing segment net sales for the fourth quarter of 2016 were $192 million and $50 million, respectively, compared with $248 million and $50 million, respectively, in the fourth quarter of 2015. Billings for the fourth quarter of 2016 were $210 million, down 24% or $65 million compared with $275 million for the same period in 2015.

Cost of Sales: Overall cost of sales decreased 7% or $14 million to $177 million in the fourth quarter of 2016 from $191 million in the same period of 2015, while cost of sales, excluding publishing rights and pre-publication amortization decreased $12 million from $138 million in 2015 to $126 million in 2016. As a percent of net sales, cost of sales, excluding pre-publication and publishing rights amortization, increased from 46% in the fourth quarter of 2015 to 52% from the fourth quarter of 2016 due to product carrying higher cost and higher technology costs to support our digital products.

Selling and Administrative Costs: Selling and administrative costs decreased $15 million from $176 million in the fourth quarter of 2015 to $161 million for the same period in 2016, primarily due to lower commissions and discretionary costs.

Operating Loss: Operating loss for the fourth quarter of 2016 was $251 million, $174 million higher than the $77 million operating loss recorded in the same period of 2015 due primarily to the $139 million non-cash impairment charge for intangible assets pertaining to certain tradenames within the education business and to the aforementioned changes in net sales, cost of sales, and selling and administrative costs.

Net Loss: Net loss of $181 million in the fourth quarter of 2016 was $84 million or 86% higher compared to a net loss of $97 million in the same quarter of 2015, due primarily to the same factors impacting operating loss offset by a favorable change in our tax provision of $91 million, from an expense of $10 million for the same period in 2015 to a benefit of $81 million in 2016, primarily related to a change from indefinite-lived intangibles to definite-lived.

Adjusted EBITDA: Adjusted EBITDA for the fourth quarter of 2016 was a loss of $19 million, a decrease of $35 million from $16 million in the same quarter of 2015, primarily due to lower net sales from HMH’s legacy basal and supplemental education business, partially offset by lower cost of sales and selling and administrative expenses.

Capital Allocation:

In 2016, HMH repurchased a total of 2.9 million shares under its $1 billion aggregate share repurchase program. As of Dec. 31, 2016, approximately $482 million was available for share purchases under the aggregate program which may be executed through the end of 2018. Repurchases under the aggregate program may be made from time to time in open market, including under trading plans, or privately negotiated transactions. The extent and timing of any such repurchases would be at the Company’s discretion and subject to market conditions, applicable legal requirements and other considerations.

Conference Call:

At 8:30 a.m. EST on Thursday, Feb. 23, 2017, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 53202777

Moderator: Bianca Olson, Senior Vice President, Corporate Affairs

Webcast Link: http://edge.media-server.com/m/p/qae69xoi

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until March 2, 2017 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 53202777.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward looking basis), we have presented adjusted EBITDA, adjusted EBITDA margin and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA and adjusted EBITDA margin provide useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, as well as to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that these measures are useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue and in certain instances to exclude pre-publication costs) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA, adjusted EBITDA margin and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA and adjusted EBITDA margin should be considered in addition to, and not as a substitute for, net income or loss and net income or loss margin prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA and adjusted EBITDA margin are not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contact

Bianca Olson

Senior Vice President, Corporate Affairs

(617) 351-3841

bianca.olson@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial performance, including adjusted EBITDA margin and free cash flow; financial condition; pre-publication (or content development) costs and total capital expenditures; liquidity; EdTech integration timing and impact; products and services, including for new adoptions; outlook for full year 2017; prospects; growth; markets and market share; strategies, including with respect to investing in our core products and adjacent markets; efficiency and cost savings initiatives; the industry in which we operate; our transition to a new CEO; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; industry cycles and trends; the rate and state of technological change; changes in product distribution channels and concentration of retailer power; changes in our competitive environment; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems; dependence on a small number of print and paper vendors; third-party software and technology development; our ability to identify, complete, or achieve the expected benefits of, acquisitions; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretations; our transition to a new CEO; the timing and results of our efficiency and cost-savings initiatives; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

	December 31,
	2016	2015
(in thousands of dollars, except share information)
Assets
Current assets
Cash and cash equivalents	$226,102	$234,257
Short-term investments	80,841	198,146
Accounts receivable, net of allowance for bad debts and book returns	216,006	256,099
Inventories	162,415	171,446
Prepaid expenses and other assets	20,356	22,877

Total current assets	705,720	882,825

Property, plant, and equipment, net	175,202	149,680
Pre-publication costs, net	314,784	321,931
Royalty advances to authors, net	43,977	44,736
Goodwill	783,073	783,073
Other intangible assets, net	685,649	912,955
Deferred income taxes	3,458	3,540
Other assets	19,608	23,210

Total assets	$2,731,471	$3,121,950

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	76,181	94,483
Royalties payable	72,233	85,766
Salaries, wages, and commissions payable	41,289	45,340
Deferred revenue	272,828	231,172
Interest payable	193	106
Severance and other charges	8,863	4,894
Accrued postretirement benefits	1,928	1,910
Other liabilities	23,635	34,937

Total current liabilities	505,150	506,608

Long-term debt, net of discount and issuance costs	764,738	769,283
Long-term deferred revenue	436,627	440,625
Accrued pension benefits	28,956	23,726
Accrued postretirement benefits	22,084	23,657
Deferred income taxes	71,381	139,810
Other liabilities	22,495	19,920

Total liabilities	1,851,431	1,923,629

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2016 and 2015	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 147,556,804 and 145,613,978 shares issued at December 31, 2016 and 2015, respectively; 122,979,770 and 123,940,510 shares outstanding at December 31, 2016 and 2015, respectively	1,475	1,456
Treasury stock, 24,577,034 and 21,673,468 shares as of December 31, 2016 and 2015, respectively, at cost (related parties of $193,493 in 2015)	(518,030)	(463,013)
Capital in excess of par value	4,868,230	4,833,388
Accumulated deficit	(3,418,340)	(3,133,782)
Accumulated other comprehensive loss	(53,295)	(39,728)

Total stockholders’ equity	880,040	1,198,321

Total liabilities and stockholders’ equity	$2,731,471	$3,121,950

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	(Unaudited) Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
(in thousands of dollars, except share and per share information)
Net sales	$241,806	$298,000	$1,372,685	$1,416,059
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	125,554	137,531	610,715	622,668
Publishing rights amortization	14,572	19,358	61,351	81,007
Pre-publication amortization	36,744	33,697	130,243	120,506

Cost of sales	176,870	190,586	802,309	824,181
Selling and administrative (related parties of $10,489 for the year ended December 31, 2015)	161,138	175,585	699,544	681,124
Other intangible asset amortization	8,626	7,304	26,750	22,038
Impairment charge for intangible assets	139,205	—	139,205	—
Severance and other charges	6,755	1,162	15,650	4,767

Operating loss	(250,788)	(76,637)	(310,773)	(116,051)

Other income (expense)
Interest expense	(10,435)	(9,735)	(38,663)	(32,045)
Change in fair value of derivative instruments	(1,036)	(469)	(614)	(2,362)
Loss on extinguishment of debt	—	—	—	(3,051)

Loss before taxes	(262,259)	(86,841)	(350,050)	(153,509)
Income tax expense (benefit)	(81,218)	10,426	(65,492)	(19,640)

Net loss	$(181,041)	$(97,267)	$(284,558)	$(133,869)

Net loss per share attributable to common stockholders
Basic	$(1.48)	$(0.75)	$(2.32)	$(0.98)

Diluted	$(1.48)	$(0.75)	$(2.32)	$(0.98)

Weighted average shares outstanding
Basic	122,622,832	130,176,536	122,418,474	136,760,107

Diluted	122,622,832	130,176,536	122,418,474	136,760,107

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

	2016	2015
(in thousands of dollars)
Cash flows from operating activities
Net loss	$(284,558)	$(133,869)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization expense	298,169	296,609
Amortization of debt discount and deferred financing costs	4,181	7,216
Deferred income taxes	(68,347)	48,214
Stock-based compensation expense	10,567	12,452
Loss on extinguishment of debt	—	3,051
Impairment charge for intangible assets	139,205	—
Change in fair value of derivative instruments	614	2,362
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	40,094	30,808
Inventories	9,031	26,228
Other assets	6,673	(2,562)
Accounts payable and accrued expenses	(23,685)	13,145
Royalties, net	(12,774)	6,238
Deferred revenue	37,658	124,489
Interest payable	87	59
Severance and other charges	4,315	(3,615)
Accrued pension and postretirement benefits	3,675	(4,869)
Other liabilities	(21,154)	(77,597)

Net cash provided by operating activities	143,751	348,359

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	197,724	286,732
Purchases of short-term investments	(81,086)	(198,633)
Additions to pre-publication costs	(124,031)	(103,709)
Additions to property, plant, and equipment	(105,553)	(82,987)
Acquisition of business, net of cash acquired	—	(578,190)
Investment in preferred stock	(1,000)	—

Net cash used in investing activities	(113,946)	(676,787)

Cash flows from financing activities
Proceeds from term loan, net of discount	—	796,000
Payments of long-term debt	(8,000)	(247,125)
Payments of deferred financing fees	—	(15,255)
Repurchases of common stock (related parties of $193,493 in 2015)	(55,017)	(463,013)
Tax withholding payments related to net share settlements of restricted stock units	(1,672)	(658)
Proceeds from stock option exercises	24,532	36,155
Issuance of common stock under employee stock purchase plan	2,197	—

Net cash (used in) provided by financing activities	(37,960)	106,104

Net (decrease) increase in cash and cash equivalents	(8,155)	(222,324)
Cash and cash equivalent at the beginning of the period	234,257	456,581

Cash and cash equivalent at the end of the period	$226,102	$234,257

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net loss	$(181,041)	$(97,267)	$(284,558)	$(133,869)
Interest expense	10,435	9,735	38,663	32,045
Provision (benefit) for income taxes	(81,218)	10,426	(65,492)	(19,640)
Depreciation expense	20,866	19,289	79,825	72,639
Amortization expense	59,942	60,359	218,344	223,551
Non-cash charges—stock-compensation	1,813	2,524	10,567	12,452
Non-cash charges—loss on derivative instruments	1,036	469	614	2,362
Non-cash charges—asset impairment charges	139,205	—	139,205	—
Purchase accounting adjustments	831	2,367	5,116	7,487
Fees, expenses or charges for equity offerings, debt or acquisitions	52	6,538	1,123	25,562
Restructuring/Integration	2,166	—	14,364	4,572
Severance, separation costs and facility closures	6,755	1,162	15,650	4,767
Loss on extinguishment of debt	—	—	—	3,051
Legal settlement	—	—	10,000	—

Adjusted EBITDA	$(19,158)	$15,602	$183,421	$234,979

Free Cash Flow

Consolidated

(in thousands of dollars)

	Years Ended December 31,
	2016	2015
Cash flows from operating activities
Net cash provided by operating activities	$143,751	$348,359
Cash flows from investing activities
Additions to pre-publication costs	(124,031)	(103,709)
Additions to property, plant, and equipment	(105,553)	(82,987)

Free Cash Flow	$(85,833)	$161,663

Houghton Mifflin Harcourt Company

Forward-Looking Non-GAAP Reconciliations (Unaudited)

Forward-Looking Adjusted EBITDA Margin and Free Cash Flow

Management has presented certain forward-looking statements about the Company’s expected future performance on a non-GAAP basis, including adjusted EBITDA margin and free cash flow. Management is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures of net income/loss margin and net cash provided by operating activities because management cannot reliably predict all of the necessary components of such GAAP measures on a forward-looking basis.

The adjusted EBITDA component of adjusted EBITDA margin (which we calculate as adjusted EBITDA over net sales) is derived by excluding and/or including certain items required to be included in/excluded from the most directly comparable GAAP financial measure of net income/loss. The determination of the items excluded from/included in adjusted EBITDA is a matter of management judgment and depends upon, among other things, the nature of the underlying items recognized in a given period. Historically, management has excluded/included the following items from adjusted EBITDA (a component of adjusted EBITDA margin), and such items may also be excluded/included in future periods and could be significant in amount.

•	Interest expense, tax benefit/expense, depreciation and amortization expense

•	Non-cash charges related to stock compensation, asset impairments and unrealized gains and losses for derivative instruments

•	Fees, expenses or charges related to the acquisition of other businesses, including purchase accounting adjustments, integration costs and transaction costs

•	Fees, expenses or charges related to securities offerings and debt refinancings

•	Charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs

•	Certain legal settlements or awards

•	Non-routine charges or gains

Our inability to present a quantitative reconciliation of adjusted EBITDA, and consequently adjusted EBITDA margin, to net income/loss and net income/loss margin, respectively, on a forward-looking basis also prevents us from being able to present a quantitative reconciliation of free cash flow to net cash provided by operating activities on a forward-looking basis.

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings

Consolidated

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2016	2015	2016	2015
Net sales	$241,806	$298,000	$1,372,685	$1,416,059
Change in deferred revenue	(32,095)	(23,128)	37,658	124,455

Billings	$209,711	$274,872	$1,410,343	$1,540,514

Billings is an operating measure utilized by the company derived as shown above.